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                                                                    EXHIBIT 2.04

                              SURETY HOLDINGS CORP.
                             a Delaware Corporation

                          UNANIMOUS WRITTEN CONSENT OF
                          DIRECTORS IN LIEU OF MEETING

      The undersigned, being the sole Director of SURETY HOLDINGS CORP., a Delaware corporation (hereinafter referred to as the "Company"), hereby consents, pursuant to Sec. 141(f) of the Delaware Corporations Law, to the following resolutions as if adopted at a formal meeting called for such purpose:

BE IT RESOLVED THAT:

1.       The By-Laws of the Company be amended to add the following:

                  Article IX: Indemnification. Each person who at any time is or shall have been a director or officer of the Corporation and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is, or the person or the person's testator or intestate was, a director, officer, employee or agent of the Corporation, or served at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint, venture, trust or other enterprise, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such threatened, pending or completed action, suit or proceeding to the full extent authorized under
                  Section 145 of the General Corporation Law of the State of Delaware. Subject to applicable statutory limitations, in connection with the forgoing the Company may from time to time, in its sole discretion, advance such sums it deems appropriate for defense of any action. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director or officer may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.


2. The officers of the Company be and they are hereby directed, authorized and empowered to execute, acknowledge and deliver such documents and instruments and perform such acts in the name and on behalf of the Company as may be legally, properly and reasonably required or necessary to effectuate the actions authorized by this resolution.


                                                       /s/ Yoshihiro Kamon
                                                       YOSHIHIRO KAMON, Director
Date: December 6, 2000